Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

***** Confidential material redacted and filed separately with the Commission.

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT is entered into as of the 26th day of February, 2003 (the “Effective Date”) by and between XTL BIOPHARMACEUTICALS LTD. (“XTL”), and B&C BIOPHARM CO., LTD. (“B&C”)

RECITALS

WHEREAS, B&C has certain intellectual property rights and know-how relating to the B&C Compounds (as defined herein); and

WHEREAS, XTL desires to obtain an exclusive license to such intellectual property rights and know-how, and B&C desires to grant such a license on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1.  “Affiliate”shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include without limitation any company 50% or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, 50% or more of the voting stock of a party.

1.2.  “Asia” shall mean those countries set forth on Schedule A.

1.3.  “B&C Compounds” shall mean the compounds referred to by B&C as *****.

1.4.  “FDA” shall mean the United States Food and Drug Administration or any other governmental agency of a country within the Licensed Territory having responsibilities comparable to those of the United States Food and Drug Administration.

1.5.  “Field” shall mean all therapeutic uses against HCV.

1.6.  “HCV” shall mean the Hepatitis C virus.

1.7.  “Licensed Know-How” shall mean (a) tangible or intangible know-how; (b) trade secrets, inventions (whether or not patentable); (c) data; (d) preclinical and clinical results; (e) other information; and (f) any physical, chemical or biological material and any replication or any part of such material; limited, however, to that which is necessary or useful for the development, manufacture, use or sale of Licensed Product, and which B&C owns, controls or has a license (with the right to sublicense) on or after the Effective Date.

***** Confidential material redacted and filed separately with the Commission.

1.8.  “Licensed Patents” shall mean all patents, both foreign and domestic, including without limitation all substitutions, extensions, reissues, re-examinations, renewals and inventors certificates and all patent applications (including provisionals, divisionals, continuations and continuations-in-part), which B&C owns, controls or has a license (with the right to sublicense) on or after the Effective Date, that would be infringed by the development, manufacture, use, import, offer for sale or sale of Licensed Product in the Field in the Licensed Territory, including without limitation those patents and any patents issuing on those patent applications listed on Schedule C hereto.

1.9.  “Licensed Product”shall mean any product incorporating a B&C Compound.

1.10.  “Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How.

1.11.  “Licensed Territory” shall mean the Rest of the World and Japan.

1.12.  “Net Royalty Payments”shall mean the royalty payments actually received by XTL from its sublicensees for sales of Licensed Product, net of any amounts XTL shall be required to pay to third parties with respect to such sales.

1.13.  “Net Sales” shall mean all revenues actually received by XTL, its Affiliates or its sublicensees from the sale of Licensed Product, after deduction for transportation charges, commissions, discounts, credits allowed for defective or returned or recalled goods and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, charge backs from wholesalers), insurance and sales and other taxes based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales.

1.14.  “Net Sublicense Payments” shall mean license fees, milestones and similar payments, other than royalty payments, actually received by XTL from its sublicensees, but excluding (a) payments made to XTL if said payments are designed to pay for research and development costs to be incurred under, and then actually incurred after the date of, the agreement under which said payments are made and (b) equity investments in XTL. These payments shall be on amounts net of any payments XTL shall be required to make to third parties with respect to such license fees, milestones and other similar payments. By way of illustration, if XTL receives $100 in license fees from a sublicensee of the B&C Compounds, and XTL is required to pay $10 to third parties, XTL shall pay $***** to B&C (*****).

1.15.  “Phase I Clinical Trials”shall mean the initial human studies for a Licensed Product required by FDA to ascertain safety of the Licensed Product.

1.16.  “Phase III Clinical Trials” shall mean the expanded human studies necessary for filing with, and (if successful) approval of marketing by, FDA of a Biologics License Application or New Drug Application (or corresponding application, registration or certification outside of the United States) for a Licensed Product.

1.17.  “Rest of the World”shall mean all the countries of the world excluding Asia.

 ***** Confidential material redacted and filed separately with the Commission.

1.18.  “Valid Claim” shall mean a patent claim contained in an issued and unexpired patent which has not lapsed or been declared invalid or unenforceable by a court in a decision which is unappealable or not appealed.

ARTICLE 2.

LICENSES; DEVELOPMENT AND COMMERCIALIZATION

2.1.  GRANT BY B&C TO XTL.

(a)  Subject to the terms of this Agreement, B&C hereby grants to XTL an exclusive license, with the right to sublicense, under the Licensed Technology to make, have made, use, sell, offer to sell and import Licensed Product in the Field within the Licensed Territory.

(b)  B&C hereby agrees to grant a license, with the right to sublicense, under the Licensed Technology to XTL, a third party or a separate entity formed by the parties, as may be agreed by the parties pursuant to Section 2.2(b) with respect to development and commercialization of Licensed Product in the countries of Asia, excluding Japan and Korea.

2.2.  DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCT.

(a)  As between the parties, B&C shall retain all development and commercialization rights to the B&C Compounds in Korea and shall be solely responsible for all costs associated with any such efforts; provided that (i) all clinical studies conducted by B&C or its Affiliates of products incorporating B&C Compounds shall be designed by B&C in collaboration with XTL, (ii) B&C shall keep XTL informed of the ongoing progress of all such clinical studies on a current basis, (iii) B&C shall promptly provide XTL with complete data from such clinical studies and (iv) upon the written request of XTL, B&C shall promptly provide XTL with all data from pre-clinical studies of B&C Compounds which XTL has chosen for clinical development, including, without limitation, toxicity, pharmacokinetics and biological activity data. XTL shall have the right to use such data solely for its submissions seeking regulatory or marketing approval of B&C Compounds outside of Korea.

(b)  Within the countries of Asia, but excluding Japan and Korea, (i) XTL and B&C shall jointly develop and commercialize Licensed Product in the Field, (ii) the parties shall license the B&C Compounds to a third party for development and commercialization in the Field, or (iii) XTL and B&C shall form a separate entity to develop and commercialize B&C Compounds in the Field, as mutually agreed and as may be required or advisable due to legal and tax requirements. In each case, B&C and XTL shall equally share all costs for development and commercialization of products incorporating B&C Compounds in all such countries as well as all revenues received therefrom.

(c)  XTL shall be responsible for the development and commercialization of Licensed Product in the Field in the Licensed Territory, either on its own or by licensing to or collaborating with one or more third parties; provided that (i) XTL shall keep B&C informed on a current basis of the ongoing progress of all clinical studies conducted by XTL or its Affiliates of products incorporating B&C Compounds, (ii) XTL shall promptly provide B&C with complete data from such clinical studies and (iii) upon the written request of B&C, XTL shall promptly provide B&C with all data from pre-clinical studies of B&C Compounds which B&C has chosen for clinical development in Korea, including, without limitation, toxicity, pharmacokinetics and biological activity data. B&C shall have the right to use such data solely for its submissions seeking regulatory or marketing approval of B&C Compounds in Korea.

 ***** Confidential material redacted and filed separately with the Commission.

(d)  In Japan, B&C shall receive annual payments equal to 50% of all revenues derived by XTL from the development and commercialization of products incorporating a B&C Compound for so long as the composition of matter of the B&C Compound is covered by a Valid Claim of a Licensed Patent in Japan; provided that no such payments shall be made until XTL has offset 50% of all costs incurred in the development and commercialization of such products.

(e)  In the Rest of the World, the costs of development and commercialization shall be fully borne by XTL.

(f)  Solely for purposes of clarification, the parties’ respective rights under this Section 2.2 are summarized on Schedule D attached hereto.

2.3.  DUE DILIGENCE. Subsequent to XTL’s filing of an Investigational New Drug Application with the FDA, or comparable foreign filing, for a Licensed Product, XTL and its Affiliates and any sublicensees for the Licensed Product shall use commercially reasonable efforts to develop and commercialize the Licensed Product. The parties hereby agree that XTL’s due diligence obligations in this Section 2.3 shall be deemed to be fully satisfied upon XTL’s and its Affiliates and sublicensees spending, in the aggregate, at least U.S. $500,000 per year on the development and commercialization of the Licensed Product.

2.4.  ADDITIONAL B&C COMPOUNDS SUPPLY AND SUPPORT.

(a)  Additional B&C Compounds. From the Effective Date until May 21, 2004, B&C shall keep XTL informed of any meaningful developments related to any compound in the ***** set forth on Schedule B which shows potential activity against HCV, and shall promptly provide XTL with a report for each such compound, which will include all relevant data regarding its activity against HCV. If XTL determines in good faith that one or more such compound(s) show(s) adequate therapeutic index and display pharmacokinetic properties, XTL shall promptly notify B&C of its determination, and, upon such notification, (i) B&C shall promptly supply to XTL at least 5 grams of each such compound and, to the extent not already provided to XTL, related HPLC, mass spectrometry and chemical structure information and (ii) Schedule B shall be deemed to be automatically amended to reflect the addition of such compound as a B&C Compound. From the Effective Date until May 21, 2004, B&C shall maintain an active program to develop analogs of *****.

(b)  Supply of B&C Compounds for Additional Studies. Upon any request by XTL for additional quantities of any B&C Compound or other compound owned or licensed by B&C to be used by XTL as a negative control, for toxicological, pharmacological or other non-clinical studies, B&C shall use best efforts to (i) satisfy any such request within one month of the request, and (ii) promptly supply XTL with sufficient chemical synthesis information to enable XTL to manufacture or have manufactured the requested compound. XTL’s request shall state the intended use for such additional quantities of B&C Compounds or other compounds, and XTL warrants that the B&C Compounds or other compounds will be used solely for the stated uses. XTL shall reimburse B&C for its direct reasonable costs incurred in supplying such additional quantities to XTL, such costs not to exceed a price of US $4,000 per 50 grams.

***** Confidential material redacted and filed separately with the Commission.

(c)  Development Support. B&C shall support XTL’s development of the B&C Compounds as set forth on Schedule E.

2.5.  NONCOMPETITION. During the term of this Agreement, B&C shall not, directly or indirectly, e.g., as a consultant, agent, principal, partner, joint venturer, or stockholder, develop or commercialize any products incorporating B&C Compounds in the Field or grant any licenses to third parties for the development or commercialization of any products incorporating B&C Compounds in the Field, except as permitted under Section 2.2(a) for the development and commercialization of B&C Compounds in Korea or Section 2.2(b) as agreed to by the parties with respect to the development and commercialization of B&C Compounds in Asia (excluding Japan and Korea).

2.6.  RIGHT OF FIRST NEGOTIATION. Until the third anniversary of the Effective Date, B&C shall notify XTL in writing of any new compounds owned or licensed by B&C that have potential activity in the Field (“New Compounds”) and shall provide XTL with (1) all HPLC, mass spectrometry and chemical structure information for each such compound and (ii) 5 grams of each New Compounds for XTL’s initial evaluation. Upon notice from XTL at any time within 120 days after XTL’s receipt of 5 grams of a New Compound and the required information with respect to such compound, XTL and B&C shall enter into good faith negotiations to enter into an exclusive license to XTL to make, have made, use, sell, offer to sell and import products incorporating the New Compound in the Field within the Licensed Territory. The terms for such license shall be no less favorable to XTL than those contained herein.

ARTICLE 3.

COMMERCIAL TERMS

3.1.  LICENSE FEE. XTL shall pay to B&C a license fee of US $***** (the “License Fee”), payable within 30 days of the Effective Date after B&C has complied with, provided that B&C has theretofore complied with its obligations under items 1, 2 and 3 of Schedule E.

3.2.  MILESTONES. As nonrefundable advances against the royalties payable to B&C pursuant to Section 3.3, XTL shall make payments to B&C in connection with the following milestones:

Milestone	Payment
*****	U.S. $*****

*****	U.S. $*****

*****	U.S. $*****

*****	U.S. $*****

***** Confidential material redacted and filed separately with the Commission.

3.3.  ROYALTIES. XTL shall pay to B&C within 90 days after the end of each calendar year, royalties on Net Sales in each country within the Rest of the World where the composition of matter of the B&C Compounds incorporated in the Licensed Product is covered by a Valid Claim of a Licensed Patent, as follows:

(a)  If sales of Licensed Product are made by XTL or an XTL Affiliate (either directly or indirectly through a distributor), ***** of Net Sales by XTL or its Affiliate;

(b)  If sales of Licensed Product are made by a sublicensee of XTL, the lesser of (i) ***** of Net Royalty Payments or (ii) ***** of Net Sales by such sublicensee; and

(c)  ***** of Net Sublicense Payments.

3.4.  REDUCTION FOR MILESTONE PAYMENTS. XTL shall have the right to reduce the royalty payments due to B&C under Section 3.3 to offset the full amount of the payments advanced by XTL to B&C pursuant to Section 3.2; provided, however, that the annual royalties otherwise payable pursuant to Section 3.3 shall not be reduced by more than *****. To the extent that any such advance payments made by XTL are not fully offset by a reduction in the royalty payments made by XTL for any year, XTL shall be entitled to carry forward the amount not so covered to subsequent years until the full amount of such advances is offset.

3.5.  ROYALTY TERM. The royalties payable under Section 3.3 shall be paid to B&C until the last to expire Licensed Patent, on a country-by-country basis.

ARTICLE 4.

PAYMENTS; RECORDS; AUDIT

4.1.  PAYMENTS; REPORTS. All amounts payable under this Agreement shall be paid in U.S. Dollars. Each payment of royalties by XTL shall be accompanied by a statement of the amount of Net Sales, Net Royalty Payments and Net Sublicensee Payments received during such period, and all other information necessary to determine the appropriate amount of such payments.

4.2.  EXCHANGE RATE. The rate of exchange to be used in computing the amount of currency equivalent in United States Dollars due hereunder shall be made at the average rate of exchange quoted for the final 20 business days of the royalty period by Citibank (or its successor) in New York City.

4.3.  RECORDS AND AUDIT. During the term of this Agreement and for a period of two years thereafter, XTL shall keep complete and accurate records in sufficient detail to permit B&C to confirm the accuracy of all payments due hereunder. B&C shall have the right to retain an independent, certified public accountant, reasonably satisfactory to XTL, to audit such records to confirm XTL’s Net Sales, Net Royalty Payments and Net Sublicensee Payments; provided however, that such auditor shall not disclose XTL’s confidential information to B&C, except to the extent such disclosure is necessary to verify the amount of royalties due under this Agreement. Such audits may be exercised not more than once a year, within two years after the royalty period to which such records relate, upon reasonable advance notice to XTL and during normal business hours. B&C shall bear the full cost of any such audit unless the audit discloses a variance of more than 10% from the amounts previously paid by XTL for any royalty period. In such case, XTL shall bear the full cost of such audit.

 ***** Confidential material redacted and filed separately with the Commission.

4.4.  WITHHOLDING OF TAXES. Any withholding of taxes levied by applicable tax law on the payments hereunder shall be borne by B&C and deducted by XTL from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of B&C. XTL agrees to cooperate with B&C in the event B&C claims exemption from such withholding or seeks application of a reduced withholding tax rate under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to XTL.

ARTICLE 5.

OWNERSHIP; PATENTS

5.1.  PATENT PROSECUTION. B&C shall have the responsibility for preparing, filing, prosecuting and maintaining the Licensed Patents and conducting any interferences, reexaminations or requesting reissues or patent term extensions with respect to the Licensed Patents. B&C shall keep XTL fully informed as to the status of such patent matters, including without limitation by providing XTL with the opportunity to review and comment on any documents which will be filed in any patent office and by providing XTL copies of any documents received by B&C from such patent offices including notices of all interferences, reexaminations, oppositions or requests for patent term extensions. XTL shall cooperate with and assist B&C in connection with such activities, at B&C’s request and expense. In the event that B&C declines or fails to prepare, file, prosecute or maintain any Licensed Patents, including patent applications, which, if filed, would be included in the Licensed Patents, B&C shall promptly, and in no event later than 90 days prior to any filing deadline, provide written notice to XTL. XTL shall have the right to assume such responsibilities at its own expense using counsel of its choice. In addition, B&C shall immediately notify XTL of any decision to abandon a Licensed Patent, in which case, XTL shall have the option, at its expense and with counsel of its choice, of continuing to prosecute any such pending patent application or of keeping the issued patent in force. XTL may fully credit any expenses incurred by XTL in assuming the responsibilities for these patent activities against the $***** payment set forth in Section 3.2.

5.2.  INFRINGEMENT OF LICENSED PATENTS BY THIRD PARTIES.

(a)  Notice. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Licensed Patents which may adversely impact the rights of the parties hereunder, of which it becomes aware. The parties will meet to discuss the appropriate course of action, and may collaborate in pursuing such course of action.

 ***** Confidential material redacted and filed separately with the Commission.

(b)  Enforcement Action. If the parties do not otherwise agree on a course of action, B&C shall have the first right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such Licensed Patent. B&C shall keep XTL reasonably informed of the progress of any such claim, suit or proceeding. In the event B&C fails to institute an infringement suit or take other reasonable action in response to an infringement in any country other than Korea within 30 days, XTL shall have the right to institute such claim, suit or proceeding or take other appropriate action, and may join B&C as party plaintiff, if appropriate. Regardless of which party brings the action, the other party hereby agrees to cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. Any recovery obtained by settlement or otherwise shall be disbursed as follows. Each party shall first recover any reasonable expenses incurred in such action (including counsel fees). Thereafter, the parties shall share any remaining recovery, with (i) 90% of such remaining recovery going to XTL and 10% to B&C with respect to actions in the Rest of the World and (ii) such remaining recovery being split 50%/50% between XTL and B&C with respect to actions in Asia (excluding Korea). Neither party shall enter into any settlement that affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld.

5.3.  INFRINGEMENT OF THIRD PARTY PATENT RIGHTS.

(a)  Licensed Territory.

(i)  Joint Strategy. In the event that the manufacture, use or sale of Licensed Product becomes the subject of a claim of infringement of a patent, copyright or other proprietary right in the Licensed Territory, and without regard to which party is charged with said infringement, and the venue of such claim, the parties shall promptly confer to discuss the claim.

(ii)  Defense. Unless the parties otherwise agree, XTL shall assume the primary responsibility for the conduct of the defense of any such claim in the Licensed Territory. In any event, B&C shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each party shall reasonably cooperate with the party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any agreement, license or settlement that affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld.

(b)  Asia (Excluding Japan and Korea). In the event that the manufacture, use or sale of Licensed Product becomes the subject of a claim of infringement of a patent, copyright or other proprietary right in Asia (excluding Japan and Korea), the parties shall promptly confer to discuss the claim, and the parties will cooperate with each other in the defense of any such claim. Neither party shall enter into any agreement, license or settlement that affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld

 ***** Confidential material redacted and filed separately with the Commission.

(c)  Korea. In the event that the manufacture, use or sale of Licensed Product becomes the subject of a claim of infringement of a patent, copyright or other proprietary right in Korea, B&C shall assume the primary responsibility for the conduct of the defense of any such claim. In any event, XTL shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each party shall reasonably cooperate with the party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any agreement, license or settlement that affects the other party’s rights or interests without such other party’s written consent, which consent shall not be unreasonably withheld.

(d)  XTL Payment Credit Regarding Claims by Third Parties. XTL may fully credit against royalties otherwise due B&C under Section 3.3 of this License Agreement, all payments made or expenses incurred by XTL under this Article 5, including any royalties paid to third parties as a result of such claims. To the extent that any such payments or expenses incurred by XTL are not fully offset by a reduction in the royalty payments otherwise due B&C for any year, XTL shall be entitled to carry forward the amount so covered to subsequent years until the full amount of such payments and expenses is offset.

ARTICLE 6.

CONFIDENTIALITY

6.1.  CONFIDENTIALITY. Except as required by regulatory or governmental agencies, all proprietary information disclosed by either party to the other hereunder shall be received by the receiving party (including all appropriate employees, agents and independent contractors) in strictest confidence and used solely in furtherance of this Agreement, and shall be accorded the same degree of confidentiality and secrecy with which the receiving party holds its own most confidential information of a similar nature but in no event less than reasonable care. Such confidential information shall not be disclosed to any persons other than (a) employees or agents of the receiving party or independent contractors employed by the receiving party who have reasonable need for access to such information in connection with the receiving party’s performance under this Agreement and who are bound to the receiving party by a written agreement of confidentiality containing terms consistent with those contained in this Article 6; and (b) governmental authorities, as required, to obtain necessary regulatory clearances. Information shall not be deemed to be proprietary information and such restrictions shall not apply to any such information (i) which is, or subsequently may become, within the knowledge of the general public, without the fault of the receiving party; (ii) which is known to the receiving party prior to the time of receipt thereof from the disclosing party, as shown by written records; (iii) which is proved to have been developed by the receiving party, independently and wholly without resort to the proprietary information of the disclosing party, as shown by written records; or (iv) which is subsequently rightfully obtained from sources other than the disclosing party and without confidential restriction in favor of the disclosing party.

 ***** Confidential material redacted and filed separately with the Commission.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

7.1.  REPRESENTATIONS AND WARRANTIES OF B&C.

(a)  Corporate Power. B&C is duly organized and validly existing under the laws of Korea and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)  Due Authorization. B&C is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on B&C’s behalf has been duly authorized to do so by all requisite corporate action.

(c)  Binding Agreement. This Agreement is a legal and valid obligation binding upon B&C and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by B&C does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over him.

(d)  Grant of Rights. B&C has not, and will not during the term of this Agreement, grant any right to any third party which would conflict with the rights granted to XTL hereunder.

(e)  Validity. B&C is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(f)  Ownership. B&C owns or holds licenses to the Licensed Patents and Licensed Know-How and has sufficient rights and power to grant the licenses to XTL which it purports to grant herein.

(g)  Third Party Rights. B&C has, as of the Effective Date, no knowledge of any third party patent right which would be infringed by the use or commercialization of the B&C Compounds as contemplated hereby.

7.2.  REPRESENTATIONS AND WARRANTIES OF XTL.

(a)  Corporate Power. XTL is duly organized and validly existing under the laws of the State of Israel and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)  Due Authorization. XTL is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on XTL’s behalf has been duly authorized to do so by all requisite corporate action.

 ***** Confidential material redacted and filed separately with the Commission.

(c)  Binding Agreement. This Agreement is a legal and valid obligation binding upon XTL and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by XTL does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)  Validity. XTL is aware of no action, suit, or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

ARTICLE 8.

TERM; TERMINATION

8.1.  TERM. Except as provided under Section 8.2 below, the term of this Agreement shall commence upon the Effective Date and shall expire on the expiration date of the last to expire payment obligation under Section 2.2(c) and Article 3, and, upon expiration of this Agreement, XTL shall have a fully paid, nonexclusive license to use any Licensed Technology then being used by XTL, solely for the purpose of developing, making, using and selling Licensed Product in the Field within the Licensed Territory.

8.2.  TERMINATION BY XTL. XTL may terminate this Agreement and the license granted herein, in its entirety or as to any particular Licensed Patent in a particular country, at any time, by providing B&C with 90 days prior written notice. In addition, XTL shall have the right to terminate this Agreement upon written notice to B&C in the event B&C is in material breach of any of its obligations hereunder, unless B&C cures the breach within 60 days after the date written notice thereof was given by XTL to B&C.

8.3.  TERMINATION BY B&C. B&C shall have the right to terminate this Agreement upon written notice to XTL in the event XTL is in material breach of any of its payment obligations pursuant to Article 3, unless XTL cures the breach within 60 days after the date written notice thereof was given by B&C to XTL.

8.4.  ACCRUED RIGHTS; SURVIVING OBLIGATIONS. Termination of this Agreement shall not affect any accrued rights of either party. The terms of Sections 2.6, 4.3, 8.1, 8.6, 8.7, 10.1 and 10.3 and Articles 6 and 9 of this Agreement shall survive termination of this Agreement.

8.5.  TERMINATION UPON BANKRUPTCY. XTL shall have the right to terminate this License Agreement immediately upon any of the following events: (i) B&C goes into liquidation, (ii) a receiver is appointed for all or a portion of the property or estate of B&C, (iii) B&C files a voluntary petition for bankruptcy or insolvency, (iv) a petition for bankruptcy or insolvency is filed against B&C, (v) B&C makes an assignment for the benefit of its creditors or (vi) B&C experiences an equivalent event.

8.6.  INSOLVENCY. If, during the term of this Agreement, B&C becomes insolvent (that is, its total liabilities exceed its total assets), upon written notice from XTL and payment by XTL to B&C of U.S.$*****, minus all payments made by XTL to B&C pursuant to this Agreement, B&C agrees to grant and hereby grants a perpetual, irrevocable, fully paid, exclusive license to use any Licensed Technology then being used by XTL, solely for the purpose of developing, making, using and selling Licensed Product in the Field within the Licensed Territory. B&C shall notify XTL in writing within five days of becoming insolvent. Furthermore, B&C shall provide XTL with B&C’s balance sheet for each fiscal quarter within 30 days after the end of such quarter.

 ***** Confidential material redacted and filed separately with the Commission.

8.7.  TERMINATION BY RECEIVER OR TRUSTEE. Concurrently with the termination of this Agreement by a bankruptcy/reorganization trustee or receiver on behalf of B&C, XTL shall automatically be granted, and B&C agrees to grant and hereby grants to XTL, a perpetual, irrevocable, fully paid, exclusive license to use any Licensed Technology then being used by XTL, solely for the purpose of developing, making, using and selling Licensed Product in the Field within the Licensed Territory, subject to payment by XTL to B&C of U.S.$*****, minus all payments made by XTL to B&C pursuant to this Agreement, within 60 days after the date XTL receives notice of such termination.

ARTICLE 9.

INDEMNIFICATION

9.1.  INDEMNIFICATION BY B&C.

(a)  B&C shall defend, indemnify and hold harmless XTL and its Affiliates, and their respective officers, directors, agents, employees and representatives, from and against any and all third-party claims, suits, actions, demands, liabilities and expenses (“Claims”), including any attorneys’ fees and expenses of litigation related thereto, arising from any breach of B&C’s representations and warranties set forth in Section 7.1. B&C’s obligations under this Section 9.1 shall be in addition to any other remedies XTL may have elsewhere under this Agreement or at law or in equity with respect to such breach.

(b)  B&C shall not settle any Claims for which it is obligated to indemnify XTL under this Section 9.1 without the prior written consent of XTL, which shall not be unreasonably withheld.

9.2.  INDEMNIFICATION BY XTL.

(a)  XTL shall defend, indemnify and hold harmless B&C and its Affiliates, and their respective officers, directors, agents, employees and representatives, from and against any and all Claims, including any attorneys’ fees and expenses of litigation related thereto, arising from any breach of XTL’s representations and warranties set forth in Section 7.2. XTL’s obligations under this Section 9.2 shall be in addition to any other remedies B&C may have elsewhere under this Agreement or at law or in equity with respect to such breach.

(b)  XTL shall not settle any Claims for which it is obligated to indemnify B&C under this Section 9.2 without the prior written consent of B&C, which shall not be unreasonably withheld.

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ARTICLE 10.

GENERAL PROVISIONS

10.1.  GOVERNING LAW. This Agreement shall be governed and interpreted in all respects under the laws of the State of California, U.S.A. applicable to contracts entered into and wholly to be performed within the State of California by California residents (regardless of the choice of law principles of California or any other jurisdiction).

10.2.  LEGAL COMPLIANCE. The parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

10.3.  ARBITRATION.  Any dispute under this Agreement shall be finally settled by binding arbitration, conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys’ fees and witness’ fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party’s costs and reasonable attorneys’ fees. The arbitration shall be held in San Francisco, California.

10.4.  NOTICES. All notices or other communications required or permitted to be made or given hereunder shall be deemed so made or given when hand-delivered or sent by confirmed facsimile, or two business days after delivery to a recognized overnight courier service, charges prepaid, and properly addressed to such other party as set forth below or at such other address as may be specified by either party hereto by written notice similarly sent or delivered.

All notices to XTL shall be addressed as follows:

XTL Biopharmaceuticals Ltd.
Kiryat Weizmann, P.O. Box 370
Rehovot, Israel 76100
Fax: 972-8-940-5017

All notices to B&C shall be addressed as follows:

B&C Biopharm Co., Ltd.
IAE Bldg., Yong-in
P.O. Box 25
Kyungki-do 449-600
Korea
Attention: *****
Fax: 82 31 330 7718

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10.5.  FORCE MAJEURE. No party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its best efforts to overcome the same.

10.6.  ENTIRETY OF AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no party shall be bound by any representation other than as expressly stated in this Agreement or in a written amendment to this Agreement signed by authorized representatives of each of the parties.

10.7.  NON-WAIVER. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

10.8.  DISCLAIMER OF AGENCY. This Agreement shall not constitute any party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

10.9.  SEVERANCE. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

10.10.  ASSIGNMENT. Except as otherwise provided herein, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; provided however, that XTL may assign this Agreement to any Affiliate or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties. Any attempted delegation or assignment not in accordance with this Section 10.10 shall be void and have no force or effect.

10.11.  HEADINGS. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

10.12.  COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

XTL BIOPHARMACEUTICALS LTD. By: (Signature) (Printed Name) (Title) (Date)	B&C BIOPHARM CO., LTD. By: (Signature) (Printed Name) (Title) (Date)

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SCHEDULE A
Countries Included in Asia

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SCHEDULE B
B&C Compounds

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SCHEDULE C
Licensed Patents

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SCHEDULE D
Summary of Rights under Section 2.2

Territory	Rights to B&C Compounds in the Field	Responsibility for Development and Commercialization	Financial Terms
World excluding Asia	XTL receives exclusive license to Licensed Technology	XTL	XTL pays B&C according to Article 3
Japan	XTL receives exclusive license to Licensed Technology	XTL	XTL and B&C equally share all costs and revenues
Korea	B&C retains all rights to B&C Compounds	B&C with XTL collaboration on clinical study design	B&C responsible for all costs and receives all revenues
Asia excluding Korea and Japan	XTL and B&C	XTL and B&C	XTL and B&C equally share all costs and revenues

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SCHEDULE E
B&C Development Activities

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